EXHIBIT 99.1

Bright Mountain Media, Inc Announces First Quarter 2025 Financial Results

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First quarter revenue increased 14% to $14.2 million compared to the first quarter of 2024.

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First quarter gross margin increased 36% to $4.3 million compared to the first quarter of 2024.

Boca Raton, FL, May 12, 2025 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, creative services, and media services, today announced its financial results for the first quarter ended March 31, 2025.

Matt Drinkwater, the CEO of Bright Mountain Media, announced continued financial momentum in the first quarter of the year, highlighting solid gains across key performance metrics.

"We are very pleased with our strong and steady financial performance", said Drinkwater. "In Q1, revenue grew by 14% year-over-year, while gross margin increased by 36%, demonstrating meaningful operational leverage and strategic execution."

The Company attributes the increase in revenue primarily to the strong performance of its advertising technology division. "Our ad tech team has done an exceptional job leveraging our platform to attract high-value advertisers," added Drinkwater. "By onboarding premium publishers and optimizing inventory quality, we've seen increases in both volume and effective rates, driving substantial revenue growth."

Financial Results for the Three Months Ended March 31, 2025

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Revenue was $14.2 million, an increase of $1.7 million, or 14%, compared to $12.4 million for the same period of 2024. The increase in revenue was primarily from our advertising technology division, and was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. The increase was partially offset by a decline in revenue from our creative services division, which was primarily due to a decrease in the number of projects for small tier revenue customers.

Advertising technology revenue was approximately $4.2 million, digital publishing revenue was approximately $583,000, consumer insights revenue was approximately $7.0 million, creative services revenue was approximately $1.5 million, and media services revenue was approximately $841,000 during the first quarter of 2025.

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Cost of revenue was $9.9 million, an increase of $607,000, or 7%, compared to $9.3 million for the same period in 2024. Cost of revenue is inclusive of: direct salary and labor costs of approximately $1.8 million for employees that work directly on customer projects; direct project costs of approximately $3.6 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition, non-direct project costs of approximately $1.0 million, publisher costs of approximately $3.0 million, and sales commissions of approximately $259,000.

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General and administrative expense was $4.5 million, a decrease of 14%, compared to $5.2 million in the same period of 2024.

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Gross margin was $4.3 million, an increase of 36%, compared to $3.1 million in the same period of 2024.

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Net loss was $3.2 million, a decrease of 32%, compared to a $4.8 million net loss in the same period of 2024.
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Adjusted EBITDA was $816,000, an increase of 173%, compared to Adjusted EBITDA loss of $1.1 million in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, MediaHouse, Inc., BV Insights, LLC, CL Media Holdings, LLC, and Bright Mountain, LLC d/b/a BrightStream. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Douglas Baker

Email:corp@otcprgroup.com

Tel: (561) 807-6350

https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended

	March 31, 2025	March 31, 2024

Revenue	$14,190	$12,448
Cost of revenue	9,918	9,311
Gross margin	4,272	3,137
General and administrative expenses	4,524	5,244
Loss from operations	(252)	(2,107)

Financing and other expense:
Other income	47	345
Interest expense - 10% convertible promissory notes - related party	-	(2)
Interest expense - Centre Lane senior secured credit facility - related party	(3,020)	(2,991)
Other interest expense	(6)	(11)
Total financing and other expense, net	(2,979)	(2,659)

Net loss before income tax	(3,231)	(4,766)
Income tax provision	-	-
Net loss	$(3,231)	$(4,766)

Foreign currency translation	42	34
Comprehensive loss	$(3,189)	$(4,732)

Net loss per common share:
Basic	$(0.02)	$(0.03)
Diluted	$(0.02)	$(0.03)

Weighted-average shares outstanding:
Basic	175,974,990	171,231,775
Diluted	175,974,990	171,231,775

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,181	$2,546
Restricted cash	1,861	1,861
Accounts receivable, net	14,260	15,033
Prepaid expenses and other current assets	1,318	859
Total current assets	19,620	20,299
Property and equipment, net	66	69
Intangible assets, net	12,921	13,406
Goodwill	7,785	7,785
Operating lease right-of-use assets	235	253
Other long-term assets	158	158
Total assets	$40,785	$41,970

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$18,682	$22,667
Other current liabilities	3,902	4,401
Interest payable - Centre Lane senior secured credit facility - related party	141	21
Deferred revenue	6,378	2,883
Note payable - Centre Lane senior secured credit facility - related party (current)	5,341	3,808
Total current liabilities	34,444	33,780
Other long-term liabilities	130	169
Note payable - Centre Lane senior secured credit facility - related party (long-term)	72,411	71,043
Finance lease liabilities	14	20
Operating lease liabilities	163	185
Total liabilities	107,162	105,197

Stockholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at March 31, 2025 and December 31, 2024, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 177,515,227 and 177,464,827 issued, and 175,965,052 and 176,114,652 outstanding at March 31, 2025 and December 31, 2024, respectively	1,776	1,775
Treasury stock at cost, 1,550,175 and 1,350,175 shares at March 31, 2025 and December 31, 2024, respectively	(220)	(220)
Additional paid-in capital	101,836	101,798
Accumulated deficit	(170,088)	(166,857)
Accumulated other comprehensive income	319	277
Total stockholders' deficit	$(66,377)	$(63,227)
Total liabilities and stockholders' deficit	$40,785	$41,970

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended
	March 31, 2025	March 31, 2024
(in thousands)
Net loss before tax	$(3,231)	$(4,766)
Depreciation expense	13	40
Amortization of intangibles	485	481
Amortization of debt discount	633	615
Other interest expense	6	11
Interest expense - Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes	2,387	2,378
EBITDA	293	(1,241)
Stock compensation expense	37	65
Non-recurring professional fees	241	-
Non-recurring legal fees	245	55
Non-recurring severance expense	-	8
Adjusted EBITDA (loss)	$816	$(1,113)